UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2009

GENPACT LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-33626	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 26, 2009, Genpact International, Inc. (as successor in business to Genpact International, S.a.r.l.), a Delaware corporation and wholly-owned subsidiary of Genpact Limited (“Genpact”), and Macro*World Research Corporation, a North Carolina corporation, amended the Master Professional Services Agreement, dated as of November 30, 2005, as amended (the “MSA”), effective March 23, 2009.  Macro*World Research Corporation is a subsidiary of Wells Fargo & Company, a Delaware corporation (successor in interest by merger to Wachovia Corporation which is a shareholder of Genpact and, together with Macro*World Research Corporation, “WB”).  The amendment to the MSA removes the terms of the MSA that restricted Genpact from providing specified services to several banks that compete with the former Wachovia Corporation.

Simultaneously, Genpact Global Holdings (Bermuda) Limited (as successor in business to Genpact Global Holdings SICAR S.a.r.l.), a Bermuda company and wholly-owned subsidiary of Genpact, Macro*World Research Corporation and Wells Fargo & Company, a Delaware corporation (successor in interest by merger to Wachovia Corporation) amended an Agreement, dated as of November 30, 2005.  Under that Agreement, as amended, should specified MSA revenue levels not be achieved by December 31, 2011, and certain other criteria not be met, WB would make a cash payment to Genpact based in part on the amount of such MSA revenue.  Prior to the amendment, the measurement for a payment, if any, would have been at December 31, 2010 and be based in part on the number of Full Time Equivalent Genpact personnel providing services to WB.

 The foregoing summary is qualified in its entirety by the full text of the amendment to the MSA and the amendment to the Agreement, each of which Genpact expects to file as an exhibit to its quarterly report on Form 10-Q for the quarter ending March 31, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: March 26, 2009	By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	Senior Vice President
and General Counsel

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